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                                                                    EXHIBIT 10.7

DRAFT

                             M-TRON INDUSTRIES, INC.
                               100 DOUGLAS STREET
                                  P.O. BOX 630
                                YANKTON, SD 57078



December   , 2000



Robert Jenks
C/o M-tron Industries, Inc.
100 Douglas Street
P.O. Box 630
Yankton, SD 57078

Dear Bob:

         Reference is made to the Stock Appreciation Rights Program (the "SAR Program") and related tax letter dated June 1, 1999 (the "Tax Letter") and the settlement of all your rights thereunder for $_____ and a contingent payment as follows.

         If prior to January 1, 2009, Lynch Corporation ("Lynch") shall sell a majority of its common stock interest in M-tron Industries, Inc. ("M-tron"), a Delaware corporation (i.e., originally expected to be 6,500,000 shares of Class B Common Stock, subject to appropriate adjustments for (i) any additional M-tron common stock acquired by Lynch and (ii) stock splits or combinations, recapitalizations and other similar changes in the outstanding capital stock of M-tron) owned by Lynch in one or a series of transactions and if you are employed by M-tron at the time of the closing of the sale which makes the amount of stock sold by Lynch a majority of its common stock interest, M-tron will pay to you an amount equal to 2% of the excess of the value of Lynch's common stock interest in M-tron (both of sold and retained common stock), determined on the basis of the weighted average price per share paid to Lynch over the sum of (i) $_______ and (ii) the value, so determined, of Lynch's common stock interest in M-tron purchased by Lynch after the date of this Letter. Such payment shall be made within 30 days of



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the sale by Lynch which triggers the payment obligation. A spin off by Lynch to its shareholders of its shares of M-tron shall not be deemed to be a sale.

         M-tron may pay this amount in cash or, at its option, in up to 50% of the value in M-tron Class A Common Stock and the rest in cash. M-tron Class A Common Stock shall be valued at the unweighted average of the closing sale prices of M-tron Class A Common Stock (if traded in a securities market where such closing prices are normally reported) or the average of the closing bid prices (if closing prices are not normally so reported) for those dates on which the stock trades (or there are bid prices) during the thirty trading days (whether or not the stock trades) ending ten days prior to the date of payment.

         The Tax Letter shall not be applicable to any payment pursuant to this Letter Agreement, and M-tron shall have no obligation to make any payment to you in respect of taxes. M-tron may comply with any tax withholding requirements.

         Unless M-tron determines otherwise, the rights granted in this letter shall not be transferable by you other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, 26 V.S.C. ss.1 et seq or title I of the Employee Retirement Security Act or the rules thereunder.

         Any shares of M-tron Common Stock paid to you shall be held by you for investment and without a view to the sale or distribution thereof. Such shares and/or securities may only be transferred or sold (i) in compliance with the Securities Act of 1933, as amended (the "Securities Act") and any state securities laws and (ii) if in the opinion of counsel satisfactory to M-tron, the transfer or sale complies with clause (i). M-tron has no obligation to register any shares given to you. Certificates for shares given to you shall contain such legend to the foregoing effect as M-tron shall determine.

         Nothing contained herein shall give you any right to remain as an officer or in the employ of M-tron or any of its subsidiaries or shall limit the right of M-tron or any of its subsidiaries to terminate for any reason whatsoever or no reason, with or without cause, your employment or officer status.


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         All determinations pursuant or relating to this Letter Agreement shall be made by M-tron's Board of Directors (the "Board"), and any and all determinations made in good faith by the Board shall be binding on you.

         This Agreement shall not affect the Subordinated Promissory Note dated January 1, 1999 payable by M-tron to you.
Very truly yours,

M-TRON INDUSTRIES, INC.



By:
    --------------------------
    Robert R. Zylstra
    President

AGREED AND ACCEPTED:



--------------------------
Robert Jenks